Exhibit 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

RANMARINE TECHNOLOGY B.V.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Primary Offering
Fees Paid	Equity	Ordinary shares, represented by American depositary shares, or “ADSs” (2)	457	(o)	2,127,500	6.00	$12,765,000	0.00015310	$1,954.33
Secondary Offering
Fees to be Paid	Equity	Ordinary Shares underlying ADSs, to be sold by the Selling Shareholders (3)	457	(a)	2,710,021	6.00	$16,260,126	0.00015310	$2,489.43

		Total Primary Offering Amount					$12,765,000	—	$1,954.33
		Total Secondary Offering Amount					$16,260,126	—	$2,489.43
		Total Fees Previously Paid							$2,761.54
		Net Fee Due							$1,682.22

(1)	This registration statement also includes an indeterminate number of securities that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Includes up to an additional 15% of the aggregate offering price to cover an option granted to the underwriters to purchase additional ordinary shares represented by ADSs for a period of 45 days after the closing of this offering.

(3)	This registration statement also covers the resale of up to 2,710,021 American Depository Shares by the selling shareholders as named in the registration statement.